Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Delivers Strong Second-quarter Results;
QuickBooks Online Subscribers Grow 50 Percent

Raises QuickBooks Online Subscriber Growth Estimate;
Reiterates Fiscal Year ’15 Guidance

MOUNTAIN VIEW, Calif. - Feb. 19, 2015 - Intuit Inc. (Nasdaq: INTU) announced financial results for the second quarter of fiscal 2015, which ended Jan. 31.
    “We delivered a strong quarter, exceeding our company financial targets across the board,” said Brad Smith, Intuit’s president and chief executive officer. “Our Small Business online ecosystem momentum continues to build, with steady subscriber growth again this quarter. On the heels of this performance, we’ve raised our QuickBooks Online subscriber guidance for this fiscal year.
“Overall, early indicators and unit results show our tax strategy is on track. While we faced some initial challenges as a result of a change to our desktop product lineup, we took swift action in response to our customers’ feedback. While doing so, we continue to take proactive measures to navigate a heightened sense of concern about tax fraud in the American tax system.
“Beyond these challenges, we are inspired by the opportunities in front of us and we remain deeply committed to accelerating both customer and revenue growth across the company,” said Smith.

Intuit Reports Second Quarter Fiscal 2015 Earnings

Financial Highlights
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.
During the second quarter, Intuit:

•	Delivered total company revenue of $808 million, up 3 percent, driven by the ongoing acceleration to the cloud.

•	Added more than 100,000 QuickBooks Online subscribers versus the previous quarter, bringing total paying subscribers worldwide to 841,000.

•	Increased total TurboTax units 11 percent through Feb. 14, versus the comparable prior-year period.

•	Completed two acquisitions, Acrede and ZeroPaper, to help fuel QuickBooks Online ecosystem international growth.

•	Launched QuickBooks Self-Employed, designed specifically for the rapidly expanding population of freelancers and independent contractors.

Business Segment Results

Small Business

•	Total Small Business segment revenue declined 1 percent for the second quarter, in line with expectations.

•	QuickBooks total paying customers grew 20 percent.

•	QuickBooks desktop ecosystem revenue declined 10 percent as the company continues to focus on online solutions.
Small Business Online Ecosystem

•	Small business online ecosystem revenue increased 26 percent, with customer acquisition continuing to drive growth.

•	Total QuickBooks Online subscribers grew 50 percent, up from 43 percent growth in the previous quarter.

Intuit Reports Second Quarter Fiscal 2015 Earnings

•	QuickBooks Online subscribers outside the U.S. were up more than 170 percent, to 127,000, in line with last quarter’s rapid growth.

•	Online Payments charge volume grew 20 percent, driven by an increase in charge volume per customer.

•	Online Payroll customers grew 23 percent.

•	Demandforce customers grew 18 percent.

Consumer and Professional Tax

•	Within the consumer segment, Consumer Tax revenue grew 54 percent, benefitting from an earlier start to this year’s tax season compared with last year.

•
ProTax revenue declined 69 percent. As previously disclosed, the company expects that approximately $150 million in fiscal year 2015 revenue will shift to 2016 due to changes in current desktop offerings that will affect the timing of revenue recognition.

Snapshot of Second-quarter Results

GAAP				Non-GAAP
	Q2 FY '15	Q2 FY '14	Change	Q2 FY '15	Q2 FY '14	Change
Revenue	$808	$782	3%	$808	$782	3%
Operating Income (Loss)	$(98)	$(46)	NM	$(20)	$17	NM
EPS	$(0.23)	$(0.13)	NM	$(0.06)	$0.02	NM
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). Q2 FY15 results reflect the impact of changes to future desktop software offerings; revenue for those offerings is now recognized as services are delivered, rather than up front.

Intuit Reports Second Quarter Fiscal 2015 Earnings

Capital Allocation Summary

•	Ended the second quarter with approximately $1.4 billion in cash and investments.

•	In the second quarter, repurchased $555 million of shares; about $1.2 billion remains on the current authorization.

•
Intuit’s board of directors approved a $0.25 dividend for the fiscal third quarter, payable on April 20. This represents a 32 percent increase versus last year and reflects a large and growing cash position, as well as more recurring and predictable revenue streams.

Forward-looking Guidance
Intuit provided guidance for the third and fourth quarters of fiscal year 2015. The company reiterated financial guidance and raised QuickBooks Online subscriber guidance for full fiscal 2015.
This guidance factors in the company’s strategic decision to deliver ongoing services and releases for its future desktop offerings to encourage migration to online solutions. As a result, revenue for future desktop software licenses will be recognized as services are delivered, rather than up front.

For the third quarter of fiscal 2015, Intuit expects:

•	Revenue of $2.075 billion to $2.150 billion.

•	GAAP operating income of $1.090 billion to $1.110 billion.

•	Non-GAAP operating income of $1.170 billion to $1.190 billion.

•	GAAP earnings per share of $2.50 to $2.55.

•	Non-GAAP earnings per share of $2.70 to $2.75.

•	QuickBooks Online subscribers of approximately 925,000.

Intuit Reports Second Quarter Fiscal 2015 Earnings

For the fourth quarter of fiscal 2015, Intuit expects:

•	Revenue of $720 million to $745 million.

•	GAAP loss per share of $0.23 to $0.25.

•	Non-GAAP loss per share of $0.06 to $0.08.

For fiscal year 2015, Intuit expects:

•	Revenue of $4.275 billion to $4.375 billion, a decline of 3 to 5 percent.

•	GAAP operating income of $800 million to $830 million.

•	Non-GAAP operating income of $1.110 billion to $1.140 billion.

•	GAAP diluted EPS of $1.70 to $1.75.

•	Non-GAAP diluted EPS of $2.45 to $2.50.

•	QuickBooks Online subscribers of 975,000 to 1 million.
Intuit will provide its second tax unit update in late April after the tax season ends.

Conference Call and Replay Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on that day. To hear the call, dial 866-814-1913 in the United States or 703-639-1357 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/events/default.aspx. Prepared remarks for the call will be available on Intuit’s Investor Relations website after the call ends.

Replay Information
A replay of the conference call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1651570.
The audio webcast will remain available on Intuit’s website for one week after the conference call.

About Intuit Inc.
Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.

Intuit Reports Second Quarter Fiscal 2015 Earnings

            Its flagship products and services include QuickBooks®, Quicken® and TurboTax®, which make it easier to manage small businesses and payroll processing, personal finance, and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Demandforce® offers marketing and communication tools for small businesses. ProSeries® and Lacerte® are Intuit's leading tax preparation offerings for professional accountants.
            Founded in 1983, Intuit had revenue of $4.5 billion in its fiscal year 2014. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; Intuit’s prospects for the business in fiscal 2015 and beyond; expectations regarding growth opportunities from connected services; expectations regarding Intuit’s growth outside the US; expectations regarding timing and growth of revenue for each of Intuit’s reporting segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding acquisitions and divestitures and their impact on Intuit’s business; expectations regarding availability of our offerings; all of the statements under the heading “Forward-looking Guidance”; expectations regarding our ability to detect and prevent fraudulent activities that impact our offerings; expectations regarding the impact of such fraudulent activities on customer confidence and our results for the tax season; and expectations regarding the impact of our strategic decisions on Intuit’s business. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. More details about the risks that may impact our business are included in our Form 10-K for fiscal 2014 and in our other SEC

Intuit Reports Second Quarter Fiscal 2015 Earnings

filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of Feb.19, 2015 and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2015	January 31, 2014	January 31, 2015	January 31, 2014
Net revenue:
Product	$198	$287	$431	$516
Service and other	610	495	1,049	888
Total net revenue	808	782	1,480	1,404
Costs and expenses:
Cost of revenue:
Cost of product revenue	44	45	78	74
Cost of service and other revenue	153	125	284	233
Amortization of acquired technology	9	6	19	12
Selling and marketing	376	352	657	610
Research and development	200	186	400	362
General and administrative	118	109	242	227
Amortization of other acquired intangible assets	6	5	12	9
Total costs and expenses [A]	906	828	1,692	1,527
Operating loss from continuing operations	(98)	(46)	(212)	(123)
Interest expense	(7)	(8)	(14)	(16)
Interest and other income, net	2	—	2	5
Loss before income taxes	(103)	(54)	(224)	(134)
Income tax benefit [B]	(37)	(17)	(74)	(40)
Net loss from continuing operations	(66)	(37)	(150)	(94)
Net income from discontinued operations [C]	—	—	—	46
Net loss	$(66)	$(37)	$(150)	$(48)

Basic net loss per share from continuing operations	$(0.23)	$(0.13)	$(0.53)	$(0.33)
Basic net income per share from discontinued operations	—	—	—	0.16
Basic net loss per share	$(0.23)	$(0.13)	$(0.53)	$(0.17)
Shares used in basic per share calculations	285	284	285	286

Diluted net loss per share from continuing operations	$(0.23)	$(0.13)	$(0.53)	$(0.33)
Diluted net income per share from discontinued operations	—	—	—	0.16
Diluted net loss per share	$(0.23)	$(0.13)	$(0.53)	$(0.17)
Shares used in diluted per share calculations	285	284	285	286

Cash dividends declared per common share	$0.25	$0.19	$0.50	$0.38
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating loss from continuing operations for the periods shown.

	Three Months Ended		Six Months Ended
(in millions)	January 31, 2015	January 31, 2014	January 31, 2015	January 31, 2014
Cost of revenue	$2	$2	$4	$4
Selling and marketing	18	16	36	31
Research and development	20	16	40	30
General and administrative	21	18	42	34
Total share-based compensation expense	$61	$52	$122	$99

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

In December 2014 the Tax Increase Prevention Act of 2014 was signed into law. The Act includes a reinstatement of the federal research and experimentation credit through December 31, 2014 that was retroactive to January 1, 2014. We recorded a discrete tax benefit of approximately $11 million for the retroactive effect during the three and six months ended January 31, 2015.
Our effective tax rates for the three and six months ended January 31, 2015 were approximately 36% and 33%. Excluding discrete tax items primarily related to the reinstatement of the federal research and experimentation credit, as well as including the effects of losses in certain jurisdictions where we do not recognize a tax benefit, our effective tax rate for those periods was approximately 36% and did not differ significantly from the federal statutory rate of 35%.
Our effective tax rates for the three and six months ended January 31, 2014 were approximately 31% and 30%. Excluding the impact of discrete tax items primarily related to share-based compensation, our effective tax rate for those periods was approximately 34% and did not differ significantly from the federal statutory rate of 35%.
[C] On August 1, 2013 we completed the sale of our Intuit Financial Services (IFS) business for approximately $1.025 billion in cash. We recorded a gain on the disposal of IFS of approximately $36 million, net of income taxes, in the first quarter of fiscal 2014.
On August 19, 2013 we completed the sale of our Intuit Health business for cash consideration that was not significant and recorded a loss on disposal that was offset by a related income tax benefit of approximately $14 million, resulting in a net gain on disposal of approximately $10 million in the first quarter of fiscal 2014.
We have reclassified our statements of operations for all periods presented to reflect these two businesses as discontinued operations. Because the cash flows of our IFS and Intuit Health discontinued operations were not material for any period presented, we have not segregated the cash flows of those businesses from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31, 2015	January 31, 2014	January 31, 2015	January 31, 2014
GAAP operating loss from continuing operations	$(98)	$(46)	$(212)	$(123)
Amortization of acquired technology	9	6	19	12
Amortization of other acquired intangible assets	6	5	12	9
Professional fees for business combinations	2	—	3	—
Share-based compensation expense	61	52	122	99
Non-GAAP operating income (loss) from continuing operations	$(20)	$17	$(56)	$(3)

GAAP net loss	$(66)	$(37)	$(150)	$(48)
Amortization of acquired technology	9	6	19	12
Amortization of other acquired intangible assets	6	5	12	9
Professional fees for business combinations	2	—	3	—
Share-based compensation expense	61	52	122	99
Net gains on debt securities and other investments	—	1	1	(1)
Income tax effects and adjustments	(28)	(20)	(51)	(34)
Net income from discontinued operations	—	—	—	(46)
Non-GAAP net income (loss)	$(16)	$7	$(44)	$(9)

GAAP diluted net loss per share	$(0.23)	$(0.13)	$(0.53)	$(0.17)
Amortization of acquired technology	0.03	0.02	0.07	0.04
Amortization of other acquired intangible assets	0.02	0.02	0.04	0.03
Professional fees for business combinations	0.01	—	0.01	—
Share-based compensation expense	0.21	0.18	0.43	0.35
Net gains on debt securities and other investments	—	—	—	—
Income tax effects and adjustments	(0.10)	(0.07)	(0.17)	(0.12)
Net income from discontinued operations	—	—	—	(0.16)
Non-GAAP diluted net income (loss) per share	$(0.06)	$0.02	$(0.15)	$(0.03)

Shares used in diluted per share calculation	285	284	285	286
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31, 2015	July 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$482	$849
Investments	885	1,065
Accounts receivable, net	459	134
Income taxes receivable	146	35
Deferred income taxes	149	133
Prepaid expenses and other current assets	103	116
Current assets before funds held for customers	2,224	2,332
Funds held for customers	354	289
Total current assets	2,578	2,621

Long-term investments	35	31
Property and equipment, net	643	606
Goodwill	1,688	1,635
Acquired intangible assets, net	187	199
Other assets	114	109
Total assets	$5,245	$5,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$273	$161
Accrued compensation and related liabilities	199	278
Deferred revenue	888	526
Other current liabilities	395	167
Current liabilities before customer fund deposits	1,755	1,132
Customer fund deposits	354	289
Total current liabilities	2,109	1,421

Long-term debt	499	499
Long-term deferred revenue	83	10
Other long-term obligations	200	193
Total liabilities	2,891	2,123

Stockholders’ equity	2,354	3,078
Total liabilities and stockholders’ equity	$5,245	$5,201

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31, 2015	January 31, 2014
Cash flows from operating activities:
Net loss	$(150)	$(48)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	75	75
Amortization of acquired intangible assets	36	25
Share-based compensation expense	122	99
Pre-tax gain on sale of discontinued operations	—	(40)
Deferred income taxes	(16)	66
Tax benefit from share-based compensation plans	38	43
Excess tax benefit from share-based compensation plans	(38)	(43)
Other	19	11
Total adjustments	236	236
Changes in operating assets and liabilities:
Accounts receivable	(327)	(308)
Income taxes receivable	(110)	(161)
Prepaid expenses and other assets	12	(29)
Accounts payable	116	88
Accrued compensation and related liabilities	(79)	(49)
Deferred revenue	439	326
Other liabilities	110	87
Total changes in operating assets and liabilities	161	(46)
Net cash provided by operating activities	247	142
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(619)	(320)
Sales of available-for-sale debt securities	458	145
Maturities of available-for-sale debt securities	328	147
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	(65)	(55)
Net change in customer fund deposits	65	55
Purchases of property and equipment	(116)	(93)
Acquisitions of businesses, net of cash acquired	(76)	(66)
Proceeds from divestiture of businesses	—	1,025
Other	(10)	(10)
Net cash provided by (used in) investing activities	(35)	828
Cash flows from financing activities:
Net proceeds from issuance of stock under employee stock plans	101	125
Cash paid for purchases of treasury stock	(554)	(1,402)
Dividends and dividend rights paid	(143)	(111)
Excess tax benefit from share-based compensation plans	38	43
Net cash used in financing activities	(558)	(1,345)
Effect of exchange rates on cash and cash equivalents	(21)	(9)
Net decrease in cash and cash equivalents	(367)	(384)
Cash and cash equivalents at beginning of period	849	1,009
Cash and cash equivalents at end of period	$482	$625

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending April 30, 2015
Revenue	$2,075	$2,150	$—		$2,075	$2,150
Operating income	$1,090	$1,110	$80	[a]	$1,170	$1,190
Diluted earnings per share	$2.50	$2.55	$0.20	[b]	$2.70	$2.75

Three Months Ending July 31, 2015
Revenue	$720	$745	$—		$720	$745
Diluted loss per share	$(0.25)	$(0.23)	$0.17	[c]	$(0.08)	$(0.06)

Twelve Months Ending July 31, 2015
Revenue	$4,275	$4,375	$—		$4,275	$4,375
Operating income	$800	$830	$310	[d]	$1,110	$1,140
Diluted earnings per share	$1.70	$1.75	$0.75	[e]	$2.45	$2.50
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $66 million, amortization of acquired technology of approximately $8 million, and amortization of other acquired intangible assets of approximately $6 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $63 million, amortization of acquired technology of approximately $8 million, and amortization of other acquired intangible assets of approximately $6 million. Also reflects income taxes related to these adjustments and other income tax effects related to the use of the long-term non-GAAP tax rate.

[d]
Reflects estimated adjustments for share-based compensation expense of approximately $251 million; amortization of acquired technology of approximately $35 million; and amortization of other acquired intangible assets of approximately $24 million.

[e]	Reflects the estimated adjustments in item [d], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 19, 2015 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. During fiscal 2014, we excluded from our non-GAAP financial measures the income tax effects of the non-GAAP pre-tax adjustments described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes were reflected on a forecasted basis in our non-GAAP financial measures. This was consistent with how we were evaluating our operating results and planning, forecasting, and evaluating future periods during that fiscal year.
During fiscal 2015, we began using a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 34% which is consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.